Exhibit 6(c)

                                 GAM FUNDS, INC.
                                 SALES AGREEMENT

         GAM Services Inc., a Delaware corporation, serves as Distributor (the "Distributor") of GAM Funds, Inc., an open-end investment company registered under the Investment Company Act of 1940 (the "Investment Company Act"). GAM Funds, Inc. has established separate series which are designated as GAM Europe Fund, GAM Global Fund, GAM International Fund, GAM North America Fund, GAM Pacific Basin Fund, GAM Japan Capital Fund, GAM Asian Capital Fund, and GAMerica Capital Fund and may establish additional separate series in the future from time to time in its discretion, all of which shall be referred to herein as the "Funds." The Funds currently offer Class A and Class D shares of common stock ("Shares") to the public in accordance with the terms and conditions contained in the Prospectus of the Funds, and may offer additional classes of shares of the Funds in the future, which for purposes of this Agreement shall also be deemed Shares. (The term "Prospectus" as used herein refers to the prospectus on file with the Securities and Exchange Commission which is part of the registration statement on file at any given time under the Securities Act of 1933 (the "Securities Act")). The Funds are offering their Shares primarily to private individual investors who seek capital appreciation. In connection with the foregoing, you may serve as a participating dealer (and, therefore, accept orders for the purchase or redemption of Shares, respond to shareholder inquiries and perform other related functions) on the following terms and conditions:

1. PARTICIPATING DEALER. You are hereby designated a Participating Dealer and as such are authorized to (i) accept orders for the original purchase of Shares or purchase by exchange, and transmit to the Funds such orders and the payment made therefore, (ii) accept orders for the redemption of Shares, and transmit to the Funds such orders and all additional material, including any Share certificates, as may be required to complete the redemption, and (iii) assist your customers ("Customers") with the foregoing purchases, redemptions and exchanges, as well as all other matters relating to their investments in the Funds, in each case subject to the terms and conditions set forth in the Prospectus. You are to review each Share purchase or redemption order submitted through you or with your assistance for completeness and accuracy. You further agree to undertake from time to time certain shareholder servicing and account maintenance activities on behalf of your Customers who have purchased Shares and who use your facilities, including handling all inquiries related to the status of their investment and positions or transactions in Shares reflected in their account; communicating with the Funds; effecting redemptions, purchases and exchanges of Shares; and distributing confirmations and account statements and otherwise preparing and maintaining accurate and complete Customer account records with respect to Customer assets invested in Shares of the Fund.

2. LIMITATION OF AUTHORITY. No person is authorized to make any representation concerning the Funds or the Shares except those contained in the Prospectus and in such printed information as the Distributor may subsequently prepare. No person is authorized to distribute sales material relating to the Funds without the prior written approval of the Distributor.

3. SELLING COMPENSATION. The Distributor will pay you selling commissions no less often than monthly according to the reallowance schedule contained in the Prospectus as compensation for selling Shares of the Funds. Upon the sale of any Shares you will look solely to the Distributor for sales compensation from payments received for such Shares, and you acknowledge that the Funds shall have no direct responsibility therefor.

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4.  DISTRIBUTION  AND  SERVICE  FEES.  Each of the Funds  has  adopted a plan of distribution pursuant to Rule 12b-1 of the Investment Company Act for its Class A Shares and, where offered by particular Funds, for its Class D Shares (collectively the "Plans"). Pursuant to the Plans, the Distributor may pay Participating Dealers distribution and/or service fees based upon total Fund assets maintained in accounts held in the name or for the benefit of your Customers. Such fees shall be paid in consideration of your efforts in providing information and services necessary or appropriate (i) to provide personal services to your Customer-shareholders of the Funds, (ii) to assist the Distributor in any distribution efforts, including, without limitation, making use of the Participating Dealer's name, client lists and publications for the solicitation of sales of Shares to Customers, and (iii) such other assistance as the Distributor may reasonably request, to the extent permitted by applicable statute, rule or regulation.

With respect to the Class A Share accounts maintained for the benefit of your Customers, the Distributor shall pay to you a service fee (as defined in the National Association of Securities Dealers, Inc. Rules of Fair Practice) equal to 0.25 of 1% per annum of the average daily net assets of all such Class A
Share accounts. With respect to Class D Share accounts maintained for the benefit of your Customers, the Distributor shall pay a total fee equal to 0.50 of 1% (representing a service fee of 0.25 of 1% and a distribution fee of 0.25 of 1%) per annum of the average daily net assets of all such Class D Share accounts. Such payments shall be payable no less often than quarterly and may be subject to such minimums as the Distributor shall establish from time to time.

The Distributor has no obligation to make any such payments and you agree to waive payment of any fee until the Distributor is in receipt of the corresponding fee from each Fund. The payment of fees has been authorized pursuant to the Plans adopted by the Directors and shareholders of the Funds pursuant to the requirements of the Investment Company Act and such authorizations may be withdrawn at any time.

5. PROSPECTUS AND REPORTS. You agree to comply with the provisions contained in the Securities Act governing the distribution of Prospectuses to persons to whom you offer Shares. You further agree to deliver, upon our request, copies of any amended Prospectus to Customers whose Shares you are holding as record owner and to deliver to such persons copies of the annual and interim reports and any proxy solicitation materials of the Funds. We agree to furnish to you as many copies of the Prospectus, annual and interim reports and proxy solicitation materials as you may reasonably request.

6. QUALIFICATION TO ACT. You represent that you are a member in good standing of the National Association of Securities Dealers, Inc. You agree that you will not offer Shares to persons in any jurisdiction in which you may not lawfully make such offer due to the fact that you are not registered under, or are not exempt from, the applicable registration or licensing requirements of such jurisdiction.

7. BLUE SKY. The Funds have registered an indefinite number of Shares under the Securities Act. Upon application to us, we will inform you as to the states or other jurisdictions in which we believe the Shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states, but we assume no responsibility or obligation as to your right to sell Shares in any jurisdiction.

8. AUTHORITY OF FUNDS. The Funds shall have full authority to take such action as each deems advisable in respect of all matters pertaining to the offering of Shares, including the right not to accept any order for the purchase of Shares.

9. RECORD KEEPING. You will (i) maintain all records required by law to be kept by you relating to transactions in Shares of the Funds by or on behalf of your Customers and compensation received by you in respect thereto, (ii) upon request by the Funds, promptly make such of these records available to the Funds as the Funds may reasonably request in connection with their operations, and (iii) promptly notify the Funds if you experience any difficulty in maintaining the records described in the foregoing clause in an accurate and complete manner.

10. LIABILITY. The Distributor shall be under no liability to you except for lack of good faith and for obligations expressly assumed by it hereunder. In carrying out your obligations, you agree to act in good faith and without negligence. Nothing contained in this agreement is intended to operate as a waiver by the Distributor or you of compliance with any provision of the Investment Company Act, the Securities Act, the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

11. TERM AND TERMINATION. Except with respect to the provisions of paragraph 4 hereof, the continuation of which shall be subject to the proviso set forth therein, this Agreement shall remain in effect until terminated as set forth herein. This agreement may be terminated by either party, without penalty, upon ten days' notice to the other party and shall automatically terminate in the event of its assignment, as defined in the Investment Company Act. This agreement may also be terminated at any time without penalty by the vote of a majority of the members of the Board of Directors of the Funds who are not "interested persons" (as such phrase is defined in the Investment Company Act), and have no direct or indirect financial interest in the operation of the Distribution Agreement between the Funds and the Distributor, or by the vote of a majority of the outstanding voting securities of each Fund.

12. COMMUNICATIONS. All communications to us should be sent to the Distributor at GAM Services Inc., 135 East 57th Street, New York, NY 10021, Attention:
Managing Director - Mutual Funds. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

13. MISCELLANEOUS. This agreement constitutes the entire agreement between us relating to the subject matter hereof and may only be amended by a written agreement executed on behalf of each of us.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us one copy of this agreement.

Firm Name:                                   CONFIRMED AND ACCEPTED BY:

____________________________________         GAM SERVICES, INC.

By: ________________________________         By:  ______________________________
____________________________________                David A. Anderson
                                                    Managing Director -
                                                    Mutual Funds
__________________________________                  GAM Services, Inc.
   (Please Type Name and Title)

Address: ___________________________

____________________________________

____________________________________

NSCC Dealer #_______________________

NSCC Dealer Alpha Code______________

NSCC Clearing #_____________________

Phone Number:  _____________________

Fax Number:_________________________

Date: ______________________________

Mutual Fund Coordinator/Primary Contact:

____________________________________